Exhibit 99.1

QUALITY DISTRIBUTION, INC. UPDATES EARNINGS GUIDANCE FOR FOURTH

QUARTER AND FULL YEAR 2006 AND FULL YEAR 2007

FOR IMMEDIATE RELEASE

TAMPA, FL – January 26, 2007 – Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) today announced that it is updating its earnings guidance for the fourth quarter of 2006 and the full year 2006. The Company is also withdrawing its previously announced earnings guidance for 2007.

The Company is revising the outlook for the fourth quarter and full year 2006 downward primarily due to softer than anticipated seasonal demand and an unexpected charge for costs associated with legacy environmental remediation projects. The Company now estimates full year revenue (excluding fuel surcharge) will be in the range of $640 to $645 million, as compared to the previous guidance range of $645 million to $650 million. Fully diluted earnings per share for the fourth quarter of 2006 are now projected to be in the range of $0.03 to $0.07 as compared to the previously announced range of $0.17 to $0.19. Our 2006 full year earnings per share are now projected to be in the $0.59 to $0.63 range as compared to the previous guidance of $0.74 to $0.76. (The earnings per share estimates assume a 35% tax rate.)

Demand, which softened in the fourth quarter of 2006, remains weaker than anticipated. Additionally, the Company has experienced several recent events which may increase the Company’s insurance-related costs in 2007. As a result, the Company is withdrawing its previously released earnings guidance for 2007 and will reassess issuing guidance at such time as the Company has better visibility on the overall industry demand trends and other factors impacting revenue and profitability.

Gerald L. Detter, Chief Executive Officer and Chairman commented, “Although we do not expect to meet our previously announced earnings forecast for the fourth quarter and full year 2006, we still anticipate year-over-year earnings growth in excess of 50% as compared to 2005. In spite of the lower than expected earnings, we continue to generate strong free cash flow. Our total debt, net of cash, decreased approximately $9 million during the fourth quarter and $15 million as compared to year-end 2005. We continue to believe that the Company is much better positioned today than it was as we entered the year and will continue to focus on improving the long-term viability of our Company.”

The Company will host a conference call for investors to review fourth quarter and 2006 results and the outlook for 2007 on February 27, 2007. Copies of this release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is an

American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; the loss of the Company’s ability to use net operating losses; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q, for the first, second, and third quarters of 2006 as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.